ANNEX A

The following transactions were open market purchased effected by Bellevue Capital Partners, LLC from February 14, 2025 to April 15, 2025, inclusive:

Trade Date	Buy/Sell	Number of Shares of Class A Common Stock	Weighted Average Price Per Share of Class A of Class A Common Stock(1)	Price Range(2)
02/14/2025	Buy	1,488	$12.07	$11.50 - $12.07
03/21/2025	Buy	1,472	$10.06	$9.50 - $10.41
03/21/2025	Buy	270	$10.52	$10.51 - $10.53
03/24/2025	Buy	1,131	$10.77	$10.74 - $10.95
03/25/2025	Buy	1,131	$10.74	$10.45 - $10.75
03/26/2025	Buy	1,131	$10.75	N/A
03/27/2025	Buy	1,131	$10.54	$10.38 - $10.75
03/28/2025	Buy	1,131	$11.35	$10.53 - $11.50
03/31/2025	Buy	1,403	$12.16	$11.49 - $12.20
04/01/2025	Buy	1,403	$11.56	$11.49 - $12.10
04/022025	Buy	1,403	$11.73	$11.49 - $12.17
04/03/2025	Buy	951	$10.75	$10.85 - $11.85
04/03/2025	Buy	452	$12.05	$11.95 - $12.19
04/04/2025	Buy	1,374	$11.37	$10.00 - $11.00
04/04/2025	Buy	29	$11.25	N/A
04/07/2025	Buy	1,147	$10.74	$10.25 - $11.00
04/07/2025	Buy	514	$11.41	$11.34 - $11.48
04/08/2025	Buy	659	$11.50	$10.80 - $11.80
04/08/2025	Buy	1,002	$11.93	$11.82 - $11.95
04/09/2025	Buy	1,661	$11.65	$11.22 - $11.90
04/10/2025	Buy	1,661	$11.72	$11.20 - $12.00
04/11/2025	Buy	1,661	$11.98	$11.81 - $12.00
04/14/2025	Buy	1,740	$12.24	$12.03 - $12.43
04/15/2025	Buy	1,590	$12.95	$12.39 - $13.00
04/15/2025	Buy	150	$13.40	N/A

(1)

Unless otherwise indicated, these shares were purchased in multiple transactions at the price ranges set forth in the column labeled “Price Range.” Bellevue Capital Partners undertakes to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within such range.

(2)	Price ranges are inclusive. Rows marked “N/A” mean all shares were sold at the same price.